SECURITIES AND EXCHANGE COMMISSION
                    WASHINGTON, D.C.  20549

                            FORM 8-K

                         CURRENT REPORT
            PURSUANT TO SECTION 13 OR 15(d) OF THE
                SECURITIES EXCHANGE ACT OF 1934


 Date of report (Date of earliest event reported): July 9, 2007


                          CANEUM, INC.
       (Exact Name of Registrant as Specified in Charter)


     NEVADA                     000-30874      33-0916900
(State or Other Jurisdiction  (Commission      (IRS Employer
of Incorporation)             File Number)   Identification No.)


170 Newport Center Drive, Suite 210, Newport Beach, CA    92660
       (Address of Principal Executive Offices)         (Zip Code)

Registrant's telephone number, including area code: (949) 273-4000

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

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Item 1.01 Entry into a Material Definitive Agreement

Appointment of Vice-President of Application Services

     On July 9, 2007, Caneum, Inc. (the Company) appointed Michael Woods as Vice-President of Application Services. The Company also entered into a full-time at will employment agreement with him effective July 9, 2007 (the Employment Agreement). Pursuant to the terms of the Employment Agreement, Mr. Woods will be responsible for overseeing the application service department of the Company and working on various corporate activities under the supervision of Gary Allhusen, the Company's COO.

     In addition to Mr. Woods' base salary of $120,000, the Company's Compensation Committee approved the grant of 200,000 options, exercisable at $0.545, pursuant to the Company's 2002 Stock Option Plan (the Plan) as a signing bonus subject to the following vesting requirements: options will vest over a four year period with 12/48th vesting after the first year of employment and 1/48 vesting per month over the subsequent three-year period. Additionally, Mr. Woods was granted 450,000 performance based options, exercisable at $0.545, subject to the following formulaic schedule: 450,000 performance based vesting exclusively based on the adjusted gross margin delivered by Mr. Woods to the company at the following rate: (1) X divided by $1,500,000 times 450,000 options, where X is the dollar amount of adjusted gross margin achieved by Mr. Woods' new book of business each quarter commencing on July 2, 2007, or (2) at the 4 year 6 month anniversary of Mr. Woods' employment with Caneum. The gross margin can be generated from any of the company's lines of business. The Options will expire on July 9, 2017.

Item 9.01 Exhibit

     99.1 Employment Agreement dated July 2, 2007 with Michael
Woods.


                            SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                   Caneum, Inc.

                                   By /s/ Suki Mudan
Date: July 9, 2007                    Suki Mudan, President
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